Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY.  TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO., OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEES AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.11 OF THE INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A LIMITED-PURPOSE TRUST COMPANY ORGANIZED UNDER THE NEW YORK BANKING LAW (“DTC”), TO THE ISSUING ENTITY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Registered No. R-1	$62,000,000
CUSIP No. 38122YAA6

GOLDEN STATE WATER COMPANY

6.00% Note due 2041

GOLDEN STATE WATER COMPANY a California corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of SIXTY TWO MILLION UNITED STATES DOLLARS AND NO CENTS ($62,000,000) on the Stated Maturity Date specified below and to pay interest thereon at the Interest Rate specified below.

Stated Maturity Date:	April 15, 2041
Original Issue Date:	April 14, 2011
Interest Rate:	6.00%
Interest Payment Dates:	April 15 and October 15 of each year, commencing on October 15, 2011
Record Dates:	March 31 and September 30

GOLDEN STATE WATER COMPANY

[Seal]		By:	/s/ Robert J. Sprowls
Robert J. Sprowls
President and Chief Executive Officer
Attest:

By:	/s/ Eva G. Tang
Eva G. Tang
Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Dated:   April 14, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Teresa Petta
Authorized Signatory

GOLDEN STATE WATER COMPANY

6.00% Note due 2041

1.                                    Interest.

Golden State Water Company (“Company”), a California corporation, promises to pay interest on the principal amount of this Security at the rate per annum shown above.  The Company will pay interest semi-annually on April 15 and October 15 of each year commencing October 15, 2011.  Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 14, 2011.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.                                      Method of Payment.

The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture.  Holders must surrender Securities to a Paying Agent to collect principal payments.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder’s registered address.

3.                                    Securities Agents.

Initially, The Bank of New York Mellon Trust Company, N.A., will act as Paying Agent, Transfer Agent and Registrar.  The Company may change any Paying Agent, Transfer Agent or Registrar without notice.  The Company or any Affiliate may act in any such capacity.  Subject to certain conditions, the Company may change the Trustee.

4.                                    Indenture.

The Company issued the securities of this series (“Securities”) under an Indenture dated as of September 1, 1993 (“Original Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor to JP Morgan Chase Bank, National Association (formerly known as Chemical Trust Company of California, then Chase Manhattan  Bank and Trust Company, National Association, and then J.P. Morgan Trust Company National Association) (“Trustee”), as supplemented by the First Supplemental Indenture dated as of December 12, 2008 between the Company and the Trustee (“First Supplemental Indenture,” and together with the Original Indenture, the “Indenture”).  The terms of the Securities include those stated in the Indenture and in the Securities Resolution creating the Securities and those made part of the Indenture by the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb).  Securityholders are referred to the Indenture, and the Securities Resolution and such Act for a statement of such terms.

5.                                    Optional Redemption.

The Company may redeem all or a portion of the Securities at the Company’s option at any time or from time to time.  The redemption price for the Securities to be redeemed on any redemption date will be equal to the greater of the following amounts:

•                  100 % of the principal amount of the Securities being redeemed; or

•                  the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Yield (as defined below) plus 25 basis points;

plus, in each case, accrued and unpaid interest thereon to the redemption date.

•                  “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

•                  “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

•                  “Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

•                  “Reference Treasury Dealer” means (A) a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and its successors; provided, however, that if the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasurer Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) any two Primary Treasury Dealers selected by the Company.

•                  “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

•                  “Treasury Yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

6.                                      Notice of Redemption.

Notice of redemption will be mailed at least 20 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed at his registered address.

7.                                      Denominations, Transfer, Exchange.

The Securities are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000.  The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture.  The Transfer Agent need not exchange or register the transfer of any Security or portion of a Security selected for redemption.  Also, it need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

8.                                      Persons Deemed Owners.

The Registered holder of a Security may be treated as its owner for all purposes.

9.                                      Amendments and Waivers.

Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of a majority in principal amount of the securities of all series affected by the amendment.  Subject to certain exceptions, a default on a series may be waived with consent of the holders of a majority in principal amount of the series.

Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders; or to make any change that does not materially adversely affect the rights of any Securityholder.

10.                               Absence of Restrictive Covenants.

The Securities are unsecured general obligations of the Company limited to $62,000,000 principal amount.  The Indenture does not limit other unsecured debt.

11.                             Successors.

When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.

12.                             Defeasance Prior to Redemption or Maturity.

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity.  U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.

13.                               Defaults and Remedies.

An event of Default includes: default for 60 days in payment of interest on the Securities; default for three business days in payment of principal on the Securities; default by the Company for a specified period, after notice to it, in the performance of any of its other agreements applicable to the Securities; and certain events of bankruptcy or insolvency.  If an Event of Default occurs and is continuing, the Trustee or the holders of at least 33-1/3% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.

Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities.  Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

14.                             Trustee Dealings with Company.

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.

15                                  No Recourse Against Others.

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Securityholder by accepting a Security waives and releases all such liability.  The waiver and release are part of the consideration for the issue of the Securities.

16.                               Authentication.

This Security shall not be valid until authenticated by a manual signature of the Registrar.

17.                               Abbreviations.

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gifts to Minors Act).

The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Securities Resolution, which contains the text of this Security in larger type.  Requests may be made to: Secretary, Golden State Water Company, 630 East Foothill Boulevard, San Dimas, California 91773.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)